Exhibit 10.1

350 Campus Drive

Marlborough, MA 01752

T: 508.323.1010; F: 508.323.1111

January 6, 2005

VIA AIRBORNE EXPRESS

Dennis Connors

1500 North Crossing Dr.

Allen, TX  75013

Re:          Addendum II to Severance Agreement and General Release

Dear Dennis:

This letter constitutes Addendum II to your Severance Agreement and General Release (“Agreement”) in accordance with Section 18 of the Agreement.  Under Section 3(c) of the Agreement, you are entitled to (among other benefits) continuation of individual long-term disability insurance (“LTD”) until the earlier of (i) December 31, 2006, or (ii) the date upon which you become covered under another employer’s group long-term disability insurance plan with comparable benefits and levels of coverage.

Consistent with that provision, over the past several months 3Com has used its best efforts to identify an insurer and facilitate your completion of an application for individual LTD coverage.  Pursuant to your discussions with Patti Hanna, 3Com’s Benefits Manager, your application for individual LTD coverage was recently denied by the insurer.  Further, based on our discussions with the insurer and 3Com’s insurance broker, we have been advised that it is unlikely that another insurer will approve your application for individual LTD coverage based on your status as a former 3Com employee.  Therefore, 3Com has offered to provide you with a monetary payment in the net amount of $20,000.00 in lieu of the continuation of your LTD coverage.

By signing below and accepting the payment referenced above, you agree to abandon your right to receive continuation of LTD coverage under the Agreement and you release the Released Parties from any and all Claims (as those capitalized terms are defined in Section 5 of the Agreement) arising from or relating to your right to Company-paid LTD insurance coverage under Section 3(c) of the Agreement.  You and 3Com hereby agree that nothing in this Addendum II modifies, terminates, supersedes or otherwise impacts any other rights and obligations that you and 3Com have under the Agreement.  Payment of the amount referenced above will be made no later than fourteen (14) calendar days after 3Com receives your original executed copy of this Addendum.

By signing below, you warrant and agree that you have carefully read and understand the provisions of this Addendum II; that you have had sufficient time to consider this Addendum II before signing it; that you are entering into this Addendum II knowingly and voluntarily, intending that it will have binding legal effect; and that you have been advised by 3Com to consult with an attorney of your own choice and at your own expense concerning the terms of this Addendum II prior to signing it.  You further agree that Sections 8 (Tax Consequences), 11 (Confidentiality), 15 (Waiver), 16 (Costs), 17 (Governing Law and Venue), 18 (Amendments) and 19 (Counterparts) of the Agreement apply to this Addendum II and are hereby incorporated into this Addendum II.

Sincerely,

/s/ Neal D. Goldman

Neal D. Goldman
Senior Vice President, Management Services, General Counsel and Secretary

I hereby knowingly and voluntarily accept the terms and conditions of this Addendum II in their entirety and without reservation.

/s/ Dennis Connors
Dennis Connors

January 10, 2005
Date